Exhibit 23.3
Consent of Independent Accountants
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Blackboard Inc. of our report dated April 28, 2009, with respect to the financial statements of ANGEL Learning, Inc., as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 included in the Current Report on Form 8-K/A of Blackboard Inc. dated June 23, 2009.
/s/ BKD, LLP
Indianapolis, Indiana
June 23, 2009